CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of The RBB Fund, Inc. and to the use of our report dated October 26, 2018 on the financial statements and financial highlights of Orinda Income Opportunities Fund, MFAM Global Opportunities Fund (formerly, the Motley Fool Global Opportunities Fund), MFAM Mid-Cap Growth Fund (formerly, the Motley Fool Small-Mid Cap Growth Fund), MFAM Emerging Markets Fund (formerly, the Motley Fool Emerging Markets Fund), and Motley Fool 100 Index ETF, each a series of The RBB Fund, Inc. Such financial statements and financial highlights appear in the 2018 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

December 21, 2018